EXHIBIT 21.1
Subsidiaries of Registrant

Registrant Care Concepts I, Inc. acknowledges that the following corporations are its subsidiaries:

iBidAmerica, Inc., a Florida Corporation;
iBid National, Inc., a Florida Corporation.